CALVERT SOCIAL INVESTMENT FUND

                  PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

                                    Class A

As permitted by Rule 12b-1 under the Investment company Act of 1940 and in accordance with the terms and conditions of this Distribution Plan ("Plan"), as hereinafter set forth, Calvert Social Investment Fund ("Fund") may incur certain expenditures to promote the Fund and further the distribution of shares of Fund.

1. Payment of Distribution Expenses. (a) The Fund may incur expenditures for certain expenses associated with the distribution of its shares. Such distribution expenses include, but need not be limited to: the cost of printing and mailing prospectuses, sales literature and other relevant material to other than current shareholders of the Fund; advertising and public relations; and payments to sales personnel, broker-dealers and other third parties in return for distribution assistance. Payments for distribution expenses incurred by the Fund pursuant to this Plan may be made directly or indirectly; however, all agreements with any person relating to the implementation of this Plan shall be in writing, and such agreements shall be subject to termination, without penalty, pursuant to the provisions of paragraph 2(c) of this Plan.

         (b) Distribution expenses incurred by the Fund pursuant to this Plan may not exceed, on an annual basis, 0.35% of the Managed Growth, Equity and Bond Portfolios' average daily net assets and 0.25% of the Money Market Portfolio's average daily net assets.

         (c) Nothing in this Plan shall operate or be construed to limit the extent to which the Fund's investment Advisor or any other person, other than the Fund, at its expense apart from this Plan, may incur costs and pay expenses associated with the distribution of Fund shares.

         2. Effective Date and Term. (a) This Plan shall become effective upon approval by majority votes of (i) the Board of Trustees of the Fund and the Trustees who are not interested persons within the meaning of
Section 2(a) (19) of the Investment Company Act of 1940 and have no direct or indirect financial o interest in the operation of the Plan or in any agreements related to the Plan (such trustees are hereinafter referred to as "Qualified Trustees"), cast in person at a meeting called for the purpose of voting on this Plan, and (ii) the outstanding voting securities of the Fund.

         b) This Plan shall remain in effect for one year from its adoption date and may continue in effect thereafter if this Plan is approved at least annually by a majority vote of the trustees of the Fund, including a majority of the Qualified Trustees, cast in person at a meeting called for the purpose of voting on the Plan.

         c). .This Plan may be terminated at any time by a majority vote of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the Fund or, with respect to a Portfolio, by a vote of a majority of the outstanding voting securities of that Portfolio.

         3. Reports. The person authorized to direct the disposition of monies paid or payable by the Fund pursuant to 'he Plan shall provide, on at least a quarterly basis, a written report to The Fund's Board of Trustees of the amounts expended pursuant to this Plan or any related agreement and the purposes for which such expenditures were made.

         4. Selection of Disinterested Trustees. While this Plan is in effect, the selection and nomination ~f those trustees who are not interested persons of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 shall be committed to the discretion of the trustees then in office who are not interested persons of the Fund.

         5. Effect of Plan. This Plan shall not obligate the Fund or any other person to enter into an agreement with any particular person.

         6. Amendment. This Plan may not be amended to increase materially the amount authorized in paragraph l(b) hereof to be spent for distribution without approval by a vote of the majority of the outstanding securities of the Fund or, with respect to a Portfolio, by a vote of a majority of the outstanding voting securities of the Portfolio. All material amendments to this Plan must be approved by a majority vote of the Board of Trustees of the Fund, and of the Qualified Trustees, cast in person at a meeting called for the purpose of voting thereon.




As amended by Shareholders
on September 28, 1990

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                         Calvert Social Investment Fund
                            Managed Index Portfolio

                  PLAN OF DISTRIBUTION PURSUANT TO RULE 12B-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940



Class A Distribution Plan expenses incurred by the Portfolio, pursuant to this Plan may not exceed, on an annual basis, 0.25%, of the Portfolio's Class A average daily net assets.

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                           THE CALVERT GROUP OF FUNDS

                              CLASS B and CLASS C
                               DISTRIBUTION PLAN

                           as approved by the Boards
                  in November 1993 and as amended and restated
                      February 1998 Pursuant to Rule 12b-1
                    Under the Investment Company Act of 1940

         This Distribution Plan applies to Class B and Class C in each portfolio of the Calvert Funds listed in Schedule A (each a "Fund" and together, the "Funds") and to any future class for which this Distribution Plan has been approved in accordance with paragraph 2(a) below. For purposes of this Distribution Plan each series portfolio of a Fund is referred to herein as a "Series" and together, as the "Series".

         As permitted by Rule 12b-1 under the Investment Company Act of 1940 and in accordance with the terms and conditions of this Plan, as hereinafter set forth, a Fund may incur certain expenditures to promote itself and further the distribution of its shares.

         1.       Payment of Fee

         (a) As compensation for certain services performed and expenses assumed by each Fund's distributor and principal underwriter ("Distributor") each Fund may pay the Distributor a distribution fee (the "Distribution
Fee"). The Distribution Fee is intended to compensate the Distributor for its marketing efforts, which include, but are not limited to the following costs: commissions and other payments advanced to sales personnel and third parties and related interest costs as permitted by the rules of the National Association of Securities Dealers, Inc. ("NASD"), printing and mailing prospectuses, sales literature and other relevant material to other than current shareholders, advertising and public relations, telemarketing, marketing-related overhead expenses and other distribution costs. Such Distribution Fee is in addition to any NASD service fee that may be paid hereunder and as described at Section 3(b) of the Distribution Agreement between the respective Funds and the Distributor, or any front-end or deferred sales charges the Distributor receives from a Fund with respect to sales or redemption of Fund shares. Total fees paid pursuant to this Plan, including the Distribution Fee described above, and the NASD service fee, shall not exceed the rate set forth in the attached Schedule B to this Plan. All agreements with any person relating to the implementation of this Plan shall be in writing, and such agreements shall be subject to termination, without penalty, pursuant to the provisions of paragraph 2(c) of this Plan.


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                                      -6-

         (b) A Fund will pay each person which has acted as principal underwriter of its Class B shares its Allocable Portion (as such term is defined in the Distribution Agreement pursuant to which such person acts or acted as principal underwriter of the Class B Shares (the "Applicable Distribution Agreement")) of the Distribution Fee in respect of Class B Shares of the Fund. Such person shall be paid its Allocable Portion of such Distribution Fees notwithstanding such person's termination as Distributor of the Class B Shares of the Fund, such payments to be changed or terminated only: (i) as required by a change in applicable law or a change in accounting policy adopted by the Investment Companies Committee of the AICPA and approved by FASB that results in a determination by the Fund's independent accountants that any asset based sales charges (as that term is defined by the NASD) in respect of such Fund, and which are not yet due and payable, must be accounted for by such Fund as a liability in accordance with GAAP, each after the effective date of this restated Distribution Plan; (ii) if in the sole discretion of the Board of Trustees/Directors, after due consideration of the relevant factors considered when adopting and/or amending this Distribution Plan including the transactions contemplated in that certain Purchase and Sale Agreement entered into between a Fund's Distributor and the commission financing entity, the Board of Trustees/Directors determines, subject to its fiduciary duty, that this Distribution Plan and the payments thereunder must be changed or terminated, notwithstanding the effect this action might have on the Fund's ability to offer and sell Class B shares; or (iii) in connection with a Complete Termination of this Distribution Plan, it being understood that for this purpose a Complete Termination of this Distribution Plan occurs only if, as to a Fund or Series, this Distribution Plan is terminated and the Fund has not adopted any other distribution plan with respect to its Class B or other substantially similar class of shares. The services rendered by a Distributor for which that Distributor is entitled to receive its Allocable Portion of the Distribution Fee shall be deemed to have been completed at the time of the initial purchase of the Commission Shares (as defined in the Distribution Agreement) taken into account in computing that Distributor's Allocable Portion of the Distribution Fee.

         The obligation of a Fund to pay the Distribution Fee shall terminate upon the termination of this Distribution Plan as to such Fund in accordance with the terms hereof. Except as provided in the preceding paragraph, a Fund's obligation to pay the Distribution Fee to a Distributor of the Class B Shares of the Fund shall be absolute and unconditional and shall not be subject to any dispute, offset, counterclaim or defense whatsoever (it being understood that nothing in this sentence shall be deemed a waiver by a Fund of its right separately to pursue any claims it may have against such Distributor and enforce such claims against any assets (other than its right to be paid its Allocable Portion of the Distribution Fee and to be paid the contingent deferred sales charges) of such Distributor).

         The right of a Distributor to receive the Distribution Fee, but not the relevant Distribution Agreement or that Distributor's obligations thereunder, may be transferred by that Distributor in order to raise funds which may be useful or necessary to perform its duties as principal underwriter, and any such transfer shall be effective upon written notice from that Distributor to the Fund. In connection with the foregoing, each Fund is authorized to pay all or part of the Distribution Fee directly to such transferee as directed by that Distributor.


         (c) Nothing in this Distribution Plan shall operate or be construed to limit the extent to which the Fund's Investment Advisor or any other person, other than the Fund, at its expense apart from the Distribution Plan, may incur costs and pay expenses associated with the distribution of Fund shares.

         2.       Effective Date and Term

         (a) This Distribution Plan shall become effective as to any Class of any Series upon approval by majority votes of (i) the Board of the Fund and the members thereof who are not interested persons within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 and have no direct or indirect financial interest in the operation of the Distribution Plan or in any agreements related to the Distribution Plan ("Qualified Trustees/Directors"), cast in person at a meeting called for the purpose of voting on this Distribution Plan, and (ii) the outstanding voting securities of the Fund.

         (b) This Distribution Plan shall remain in effect for one year from its adoption date and may continue in effect thereafter if this Distribution Plan is approved at least annually by a majority vote of the Board of the Fund, including a majority of the Qualified Trustees/Directors, cast in person at a meeting called for the purpose of voting on the Distribution Plan.

         (c) Subject to paragraph 1(b) above, this Distribution Plan may be terminated at any time without payment of any penalty by a majority vote of the Qualified Trustees/Directors or by vote of a majority of the outstanding voting securities of the Fund, or, with respect to the termination of this Distribution Plan as to a particular Class of a Portfolio, by a vote of a majority of the outstanding voting securities of that Class.

         (d) The provisions of this Distribution Plan are severable for each Series or Class, and whenever action is to be taken with respect to this Distribution Plan, that action must be taken separately for each Series or Class affected by the matter.

         3.       Reports

                  The person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Distribution Plan shall provide, on at least a quarterly basis, a written report to each Fund's Board of the amounts expended pursuant to this Distribution Plan or any related agreements and the purposes for which such expenditures were made.

         4.       Selection of Disinterested Trustees/Directors

                  While this Distribution Plan is in effect, the selection and nomination of those Trustees/Directors who are not interested persons of a Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 shall be committed to the discretion of the Trustees/Directors then in office who are not interested persons of the Fund.

         5.       Effect of Plan

                  This Distribution Plan shall not obligate the Fund or any other party to enter into an agreement with any particular person.

         6.       Amendment

                  This Distribution Plan may not be amended to increase materially the amount authorized in paragraph 1 hereof to be spent by a Fund for distribution without approval by a vote of the majority of the outstanding shares of such Fund, except that if the amendment relates only to a particular Class of a Fund, such approval need only be by a vote of the majority of the outstanding shares of that Class. All material amendments to this Distribution Plan must be approved by a majority vote of the Board of the Fund, and of the Qualified Trustees/Directors, cast in person at a meeting called for the purpose of voting thereon.




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                                   SCHEDULE A


The Calvert Fund

Calvert Tax-Free Reserves

Calvert Municipal Fund

Calvert Social Investment Fund

Calvert World Values Fund

Calvert New World Fund

First Variable Rate Fund







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                              SCHEDULE B


         The total fees paid by the respective Class of each Series of a Fund pursuant to this Distribution Plan shall not exceed the rate, as a percentage of that Class' average annual net assets, set forth below:


     Fund/Series                     Class B                     Class C
                             Distribution     Service    Distribution  Service
                             Fee              Fee        Fee           Fee
The Calvert Fund
     Calvert New Vision
     Small Cap Fund          0.75            0.25        0.75          0.25
     Calvert Income Fund     0.75            0.25        0.75          0.25

Calvert Tax-Free Reserves
     Long-Term               0.75            0.25        0.75          0.25
     Vermont Municipal       0.75            0.25        0.75          0.25

Calvert Municipal Fund
     National                0.75            0.25        N/A           N/A
     California              0.75            0.25        N/A           N/A
     Maryland                0.75            0.25        N/A           N/A
     Virginia                0.75            0.25        N/A           N/A

Calvert Social Investment Fund
     Managed Growth          0.75           0.25        0.75           0.25
     Equity                  0.75           0.25        0.75           0.25
     Bond                    0.75           0.25        0.75           0.25
     Managed Index           0.75           0.25        0.75           0.25

Calvert World Values Fund
     International Equity   0.75            0.25        0.75           0.25
     Capital Accumulation   0.75            0.25        0.75           0.25

Calvert World Values Fund
     Calvert New Africa     0.75             0.25       0.75           0.25

First Variable Rate Fund
     Calvert First Gov.
     Money Market           0.75             0.25        N/A            N/A

Restated Feb. 1998